EXHIBIT 6.3

FORM OF ART PURCHASE AGREEMENT

THIS art purchase AGREEMENT (“Agreement”) is made and entered into this ___ day of May, 2020 (the “Effective Date”), by and between , with an address at , (“Seller”), and Masterworks Gallery, LLC, with an address at 497 Broome Street, New York, New York 10013 (“Agent”). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner (“Owner”) of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the “Work”), and has the authority to sell the Work on behalf of Owner. Agent is acting as agent on behalf of Masterworks 013, LLC (“Buyer”), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. Sale. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. Purchase Price and Manner of Payment. The purchase price for the Work is           Dollars ($          ) (the “Purchase Price”). The Purchase Price shall be paid on or before [Date]. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, which shall be verbally confirmed by either        or          and          prior to payment to Seller.

3. Representations and Warranties.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the “Bill of Sale”) in the form annexed as Exhibit A to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, “Claims”). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller’s and Owner’s knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon delivery and acceptance by Buyer at the Delivery Location (as defined in Section 7.1 below), as stated in the condition report attached hereto as Exhibit B (the “Condition Report”). On the Closing Date, Seller shall arrange and pay for a qualified employee of Seller acceptable to Agent to prepare a new condition report for the Work, which shall confirm that the condition of the Work is the same as set forth in the Condition Report.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer’s obligations that Seller’s representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller and Owner’s representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. Storage and Care of the Work.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location, Seller shall store the Work at Seller’s premises, located at            . Seller shall not relocate the Work without Agent’s prior written approval.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. Insurance. Seller shall arrange and pay for the Work to be insured under Seller’s blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer upon Buyer’s acceptance of the Work at the Delivery Location. On the Closing Date, Seller shall provide Agent with a certificate of insurance evidencing Seller’s insurance coverage and naming Buyer as an additional insured and loss payee.

6. Title. The “Closing Date” shall mean the date upon which Agent pays the Purchase Price to Seller. On the Closing Date, subject only to Agent’s payment of the Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale and a certificate of authenticity from the artist for the Work, if applicable. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder.

7. Delivery and Expenses.

7.1. Within two (2) business days of the Closing Date, Seller shall arrange and pay for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent’s account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the “Delivery Location”).

7.2. Seller shall be responsible for arranging and paying for all costs and expenses associated with condition inspecting, packing, shipping and insuring the Work from its current location to the Delivery Location. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement.

8. Third-Party Commissions. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement.

9. INSPECTION AND REGISTRATION. Prior to the Closing Date, Buyer shall be entitled to inspect the Work at a mutually agreeable location in New York City and, if the artist’s studio maintains a registration, Seller shall furnish Buyer with a numbered registration card identifying the Work issued by the artist’s studio and Seller shall confirm the authenticity of such registration with the studio.

10. Miscellaneous. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

__________________
on behalf of itself and as agent for Owner

By:
Its:

AGENT:

Masterworks Gallery, LLC

By:
Its:

[Signature Page to Art Purchase Agreement]

EXHIBIT A

BILL OF SALE

Dated: ____________ ___, 2020

Sold by:		(“Seller”)

Sold to:	Masterworks 013, LLC 497 Broome Street New York, New York 10013	(“Buyer”)

Work sold:	Artist:	(the “Work”)
Title:
Medium:
Size:
Date:
Inventory #:

Retail Price:	$
NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated May __, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[ ]
on behalf of itself and as agent for Owner

By:
Its:

EXHIBIT B

CONDITION REPORT

(Attached)